EXHIBIT T-1.6
June 13, 2011
Securities and Exchange Commission
Washington, DC 20549
Gentlemen:
Pursuant to the provisions of Section 321 (b) of the Trust Indenture Act of 1939, and subject to the limitations therein contained, American Stock Transfer & Trust Company, LLC hereby consents that reports of examinations of said corporation by Federal, State, Territorial or District authorities may be furnished by such authorities to you upon request therefor.

Very truly yours, AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ David H. Brill
	Name:	David H. Brill
	Title:	General Counsel and Secretary